Exhibit 10.22

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of February 19, 2015 (the “First Amendment Date”), by and between ARE–NEXUS CENTRE II, LLC, a Delaware limited liability company (“Landlord”), and SENOMYX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.     Landlord and Tenant entered into that certain Lease Agreement dated as of January 12, 2006, as amended by that certain letter agreement dated June 8, 2007 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises which are deemed to consist of 65,280 rentable square feet (the “Premises”) which is located in that certain building located at 4767 Nexus Centre Drive, San Diego, California (the “Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.      The Base Term of the Lease is scheduled to expire on February 28, 2017.

C.      Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Extended Term. The expiration date of the Term of the Lease is hereby extended until February 28, 2024 (“Extended Expiration Date”). Tenant shall continue to accept the Premises in its then current “as-is” condition as of March 1, 2017, and Landlord shall have no obligation to perform any improvements or to provide any allowances for improvements during the Term as extended pursuant to this Section 1.

2.

Base Rent. Tenant shall continue paying Base Rent as required under the Lease through February 28, 2017. Commencing on March 1, 2017, and continuing thereafter on each March 1st during the Base Term (each, an “Adjustment Date”), Base Rent shall be increased by multiplying the Base Rent payable immediately before such Adjustment Date by 1% and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.

Notwithstanding anything to the contrary contained herein, so long as Tenant is not then currently in Default, then Tenant shall not be required to pay Base Rent for (i) the period commencing on March 1, 2015, through October 31, 2015, (ii) the period commencing on August 1, 2017, through December 31, 2017, and (iii) the month of December of each subsequent year of the Base Term (i.e., December 2018, December 2019, etc.). Landlord and Tenant acknowledge and agree that Landlord has not delivered any notice of Default to Tenant during the 12 month period preceding the First Amendment Date.

Landlord and Tenant acknowledge and agree that any adjustment of Base Rent as a result of the amortization of the Additional Tenant Improvement Allowance pursuant to Section 4 of the original Lease will not be amended or otherwise affected by this First Amendment. Assuming that Tenant continues to pay the monthly amortized amount of $4,356.10 per month, through February 28, 2017, the entire Additional Tenant Improvement Allowance shall be repaid in full on February 28, 2017.

3.

Notice Of Availability. As of the date of this First Amendment, Section 39 of the Lease is hereby deleted in its entirety and is of no further force or effect and Tenant shall have no right to expand the Premises to include any portion of Building 4757.

4.

Right to Extend Term. As of the date of this First Amendment, Section 40 of the Lease is hereby deleted in its entirety and is of no further force or effect and Tenant shall have no further right to extend the Term of the Lease.

5.	Project Amenities Facility.

a.     Generally. Landlord may, at Landlord’s sole cost and expense and subject to the terms of this Section 5, construct an amenities facility serving the Project (and, if applicable, those certain properties listed in Section 5(c) below) (the “Amenities Facility”), which Amenities Facility may include a conferencing area, restaurant and/or a fitness center, all as determined by Landlord in its sole and absolute discretion. The Amenities Facility may, at Landlord’s sole and absolute discretion, be located within its own building or within a building containing additional square footage for lease to third parties. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord does not currently have the governmental approvals necessary for the development of the Amenities Facility, (ii) Landlord’s development of the Amenities Facility is subject to Landlord’s ability to obtain, on terms and conditions acceptable to Landlord in its sole and absolute discretion, all of the governmental approvals to permit the design and construction of the Amenities Facility, (iii) Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, matters relating to the design and construction thereof, and (iv) Landlord’s development of the Amenities Facility is subject to the reasonable availability of materials and labor and all other conditions outside of Landlord’s reasonable control. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of the Amenities Facility and that Tenant is not entering into this First Amendment relying on the construction and completion of the Amenities Facility or with an expectation that the Amenities Facility will ever be constructed and/or made available to Tenant.

b.     Premises Expansion. Tenant acknowledges and agrees that, following substantial completion of the Amenities Facility and Landlord’s receipt of a certificate or temporary certificate of occupancy (or an equivalent approval) from the City of San Diego for the Amenities Facility permitting lawful use of the Amenities Facility, (i) the rentable square footage of the Premises shall be increased by an amount equal to Tenant’s pro rata share of the Amenities Facility (as reasonably determined by Landlord taking into account the rentable square footage of the Premises, the rentable square footage of all tenants having the right to use the Amenities Facility and the rentable square footage of the Amenities Facility); and (ii) the square footage of the Premises may be further adjusted from time to time depending on the square footage of the tenants having the right to use the Amenities Facility (provided, however, that for the purposes of calculating Base Rent, only up to 5,000 rentable square feet of the Amenities Facility shall be used). For example purposes only, if (a) Landlord expands the Project pursuant to Section 5.c below to include the buildings identified in subsections 5.c.(i) and 5.c.(ii) below, which expansion would result in the rentable square footage of the Project increasing to approximately 180,028 rentable square feet, and (b) Landlord further expands the Project to include an additional building (in which the Amenities Facility would be located) consisting of approximately 65,000 and 75,000 rentable square feet, then the rentable square footage of the Premises would increase by approximately 1,250 rentable square feet.

c.     Project Expansion. Tenant acknowledges and agrees that, notwithstanding anything to the contrary contained in the Lease, Landlord may, at any time(s) during the Term, expand or designate the Project to include (i) that certain project known as 4755 Nexus Centre Drive, San Diego, California, (ii) that certain project known as 4757 Nexus Centre Drive, San Diego, California, and/or (iii) that certain land shown on Exhibit A attached hereto (“Esplanade 4 Land”) the Esplanade 4 Land and any improvements thereon. Following any such expansion(s) of the Project, the Operating Expenses payable by Tenant hereunder shall include the Building’s share (as reasonably determined by Landlord) of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project (as expanded pursuant to this paragraph) which are not specific to any other building located in the Project (as expanded pursuant to this paragraph). Following Landlord’s receipt of a certificate or temporary certificate of occupancy (or an equivalent approval) from the City of San Diego for the Amenities Facility permitting lawful use of the Amenities Facility, and notwithstanding anything to the contrary that may be contained in the Lease, Tenant shall be responsible, subject to the immediately following sentence, as part of Operating Expenses for the Building’s share of all costs and expenses of any kind or description incurred or accrued by Landlord (or charged to Landlord) in connection with the operation, maintenance and repair (including, without limitation, repairs and replacements that are capital in nature) of the Amenities Facility and the land on which the Amenities Facility is located including, without limitation, any subsidies in connection with the operation of the restaurant and/or any other amenities located in the Amenities Facility, if any, and any Taxes payable in connection with the Amenities Facility and the land on which the Amenities Facility is located. Notwithstanding the foregoing, if the Amenities Facility is located within a building containing additional square footage for lease to third parties, Tenant shall be required to pay its pro rata share of Taxes attributable to the Amenities Facility but shall not be required to pay any Taxes attributable to the remaining square footage of such building not included as part of the Amenities Facility.

6.	Torreyana Amenities.

a.     Generally. Subject to the provisions of this Section 6, Landlord’s affiliate, ARE-SD Region No. 17, LLC, a Delaware limited liability company (“Torreyana Landlord”) may construct amenities at the property owned by Torreyana Landlord located at 10996 Torreyana Road, San Diego, California (“Torreyana Project”), which may include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Torreyana Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of Torreyana Landlord, (e) Torreyana Landlord, (e) other affiliates of Landlord, Torreyana Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, Torreyana Landlord and ARE, and (g) any other parties permitted by Torreyana Landlord (collectively, “Users”). Landlord, Torreyana Landlord, ARE, and all affiliates of Landlord, Torreyana Landlord and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Torreyana Landlord shall have the right, at the sole discretion of Torreyana Landlord, to construct any Amenities desired by Torreyana Landlord at the Torreyana Project but not make such constructed Torreyana Amenities available for use by some or all currently contemplated Users. Torreyana Landlord shall have the sole right to determine all matters related to the Torreyana Amenities including, without limitation, relating to the design and construction thereof. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the Torreyana Amenities and that Tenant is not entering into this First Amendment relying on the construction and completion of the Torreyana Amenities or with an expectation that the Torreyana Amenities will ever be constructed and/or made available to Tenant.

b.     License. Following the delivery of written notice from Landlord to Tenant that the Torreyana Amenities are available for use by Tenant (“Amenity Availability Notice”), if at all, and so long as the Torreyana Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Torreyana Amenities for up to 1 employee of Tenant per 1,000 rentable square feet of the Premises (so long as such employees are employed at the Premises) in common with other Users pursuant to the terms of this Section 6. If Landlord delivers an Amenity Availability Notice to Tenant, Tenant shall, upon the date (“Amenities Commencement Date”) set forth in the Amenity Availability Notice (provided that Tenant is actually permitted to commence using the Torreyana Amenities as of such date), commence paying Landlord a fixed fee during the Base Term of up to $0.15 per rentable square foot of the Premises per month, as determined by Landlord (“Amenities Fee”). The Amount of the Amenities Fee payable by Tenant hereunder shall be set forth in the Amenity Availability Notice. Such Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Torreyana Amenities. Notwithstanding anything to the contrary contained in the Lease, for so long as Tenant pays an Amenities Fee pursuant to this Section 6(b), the monthly Base Rent payable by Tenant under the Lease shall be reduced by an amount equal to the monthly Amenities Fee actually paid by Tenant pursuant to this Section 6(b). In the event that the Torreyana Amenities are not constructed or if they are constructed but not made available by Landlord or Torreyana Landlord for use by Tenant, Tenant shall have no right to use the Torreyana Amenities, if any, nor shall Tenant be required to pay the Amenities Fee or be entitled to any reduction of Base Rent pursuant to this Section 6(b).

c.     Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at the Torreyana Project shall be in common with other Users with scheduling procedures reasonably determined by Torreyana Landlord. Torreyana Landlord reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.

Any vendors engaged by Tenant in connection with Tenant’s use of the Shared Conference Facilities shall be professional licensed vendors. Torreyana Landlord shall have the right to reasonably approve any vendors utilized by Tenant in connection with Tenant’s use of the Shared Conference Facilities. Prior to any entry by any such vendor onto the Torreyana Project, Tenant shall deliver to Landlord a copy of the contract between Tenant and such vendor and certificates of insurance from such vendor evidencing industry standard commercial general liability, automotive liability, and workers’ compensation insurance. Tenant shall cause all such vendors utilized by Tenant to provide a certificate of insurance naming Landlord, ARE, and Torreyana Landlord as additional insureds under the vendor’s liability policies. Notwithstanding the foregoing, Tenant shall be required to use the food service operator used by Torreyana Landlord at the Torreyana Project for any food service or catered events held by Tenant in the Shared Conference Facilities; provided, however, that amounts charged for goods and services by such food service operators or other vendors that Tenant is required to use shall not exceed the amounts charged by unaffiliated third parties on a competitive basis for goods and services of equal quality and amount.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.” Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a fee within 5 days after notice from Landlord of such Shared Facilities Default. The fee payable by Tenant in connection with the first Shared Facilities Default shall be $200. The fee payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the fee shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing Torreyana Landlord or Landlord, as applicable, for all costs expended by Torreyana Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Torreyana Amenities, or the Torreyana Project caused by Tenant or any Tenant Related Party. The provisions of this Section 6(c) shall survive the expiration or earlier termination of this Lease.

d.     Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at the Torreyana Project. Tenant shall use the Torreyana Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by Torreyana Landlord or Landlord from time to time (which rules shall not be enforced in a discriminatory manner) and in a manner that will not interfere with the rights of other Users. The use of Torreyana Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by Torreyana Landlord or the operator of the Torreyana Amenities to be executed by all persons wishing to use such Torreyana Amenities. Neither Torreyana Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Torreyana Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Torreyana Amenities or the Torreyana Project.

Tenant acknowledges and agrees that Torreyana Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Torreyana Amenities at the Torreyana Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Torreyana Amenities.

e.     Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the Torreyana Project. To the extent permitted by applicable law, except to the extent caused by the negligence or willful misconduct of any ARE Party, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Torreyana Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Torreyana Amenities and any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. Except to the extent caused by the negligence or willful misconduct of any ARE Party, Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Torreyana Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the Torreyana Project. The provisions of this Section 6 shall survive the expiration or earlier termination of this Lease.

f.     Insurance. As of the Torreyana Amenities Commencement Date, Tenant shall cause Torreyana Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of the Lease.

7.	Operating Expenses.

a.     The words “intentionally deleted in Section 5(b) of the Lease are hereby deleted in their entirety and replaced with the following:

“(b)      any increase in Taxes solely attributable to the Project (as such Project exists as of the date of the First Amendment) resulting directly from a reassessment of the Project (as such Project exists as of the date of the First Amendment) for tax purposes triggered by (i) improvements made to the properties identified in subsections (i), (ii) and (iii) of Section 5(c) of the First Amendment, or (ii) any lot line adjustment affecting the Project (as such Project exists as of the date of the First Amendment); provided, however that nothing herein is intended to limit the Taxes payable by Tenant with respect to the Amenities Facility pursuant to Section 5(c) of the First Amendment;”

b.     Notwithstanding anything to the contrary contained in the Lease, if Tenant contests any item on an Annual Statement pursuant to the terms of Section 5 of the Lease and after Tenant’s review of Landlord’s Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent regionally recognized accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense except as specifically provided in Section 5 of the Lease), conduct an Independent Review.

8.	Events of Default. Section 20(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“(a)     Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided that no more than once per any twelve (12) month period during the Term, Tenant shall have a three (3) business day grace period following notice of such failure from Landlord to pay such overdue amounts; and such notice may be satisfied by delivery of a notice to pay rent or quit as required under California law.”

9.

Section 1938 Disclosures. For purposes of Section 1938 of the California Civil Code, as of the date of this First Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

10.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this First Amendment, other than Hughes Marino, Inc, (“HMI”). Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than HMI, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall be responsible for all commissions due to HMI arising out of the execution of this Lease in accordance with the terms of a separate written agreement between HMI and Landlord.

11.

OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.	Miscellaneous.

a.     This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.     This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.     This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.     Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

SENOMYX, INC.,
a Delaware corporation

By:	/s/ John Poyhonen

Its:	President and Chief Executive Officer

LANDLORD:

ARE – NEXUS CENTRE II, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Gary Dean

		Its:	Vice President RE Legal Affairs

EXHIBIT A

Esplanade 4 Land

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1 OF PARCEL MAP NO. 20044, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 7, 2006 AS DOCUMENT NO. 2006-0482471.

Assessor’s Parcel Number: 345-012-01

END OF LEGAL DESCRIPTION